Exhibit 99.1

FOR IMMEDIATE RELEASE                                                               Contact: Paul Knopick

                                                                                                                       888-795-6336

******************************************************************

ITRONICS REPORTS A 28% INCREASE IN GOLD’n GRO FERTILIZER DIVISION THIRD QUARTER 2006 SALES AND A 37% INCREASE FOR FIRST NINE MONTHS

RENO, Nevada, October 10, 2006 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that third quarter 2006 GOLD'n GRO fertilizer division sales by its subsidiary, Itronics Metallurgical, Inc., were $295,000 compared to $231,000 in the comparable quarter last year, a 28 percent increase. Third quarter GOLD'n GRO liquid fertilizer sales were $145,800, up 36 percent. Third quarter silver sales were $126,100, up 97 percent.

First nine months GOLD'n GRO fertilizer division sales were $1,393,000 compared to $1,015,000 in the comparable period last year, an increase of 37 percent. First nine months GOLD'n GRO liquid fertilizer sales were $1,046,000, up 30 percent. Sales of silver during the first nine months totaled $286,800, up 161 percent. Itronics expects to report full financial results for the third quarter ended September 30, 2006 on November 14, 2006 when it files its Third Quarter Form 10-QSB.

"GOLD’n GRO liquid fertilizer sales increased due to a shift in product mix, with an increase in sales of the chelated micronutrient metal products which have higher unit values than the GOLD’n GRO multinutrient blends," said Dr. John Whitney, Itronics President. "Sales of the GOLD’n GRO base liquid also increased, with continuing increases expected based on positive results obtained in field trials on silage corn, and from use in bulk blends applied in citrus fertigation this year."

"The Company tripled silver recovery and refining capacity in the first quarter and the continuing increase in silver sales reflects this," said Dr. Whitney.

During the quarter, development work on the new iron-zinc-silver concentrate leaching process continued and development of a pilot leaching circuit is now underway. The leaching process reduces silver refining cost and increases silver refining capacity by reducing the bulk volume of solids fed to the silver refinery by 50 percent. At the same time the process produces iron-zinc base liquids for use in manufacturing GOLD’n GRO liquid chelated micronutrient metal fertilizers, which reduces the cost of raw materials needed to produce the fertilizers.

"Itronics is an emerging producer of high quality chelated liquid micronutrient fertilizers," said Dr. Whitney. "The Company’s goal is to use raw material sourcing and advanced cost reducing process technology as drivers to become an industry leader in this fertilizer segment."

"The third quarter and first nine month sales increases demonstrate that Itronics eight part long term growth plan, announced in June 2005, is being successfully implemented," Dr. Whitney said.

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO

***More***

10-10-06 Itronics Inc. Press Release, "28% Increase GOLD’n GRO Third Quarter, 37% First Nine Months…"

trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry and operates the global Gold Producing Stocks web site, http://www.insidemetals.com. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies. Itronics was awarded second place, Highly Commended in the Environmental Technology category, at the prestigious Institution of Chemical Engineers (IChemE) 2005 Worldwide Environmental Award ceremonies at the Royal Courts of Justice in London, England in September 2005. Itronics was awarded the USA Gold Award at the House of Commons in London in November 2005 as part of the International Green Apple Environmental Awards contest, one of the largest and most prestigious of its kind in the world and the International Green Hero award in 2006 for its leadership on environmental issues. Itronics' GOLD'n GRO fertilizer was named one of the top 10 new technologies representing the best of agricultural innovation by the Canadian Association of Agri-Retailers in its December 2005 publication "Communicator". Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno.

* * * * * * * * * *

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)